AUGUST 27, 2009
PRESS RELEASE


              GREATER ATLANTIC FINANCIAL CORP. STOCKHOLDERS APPROVE
                      MERGER WITH MIDATLANTIC BANCORP, INC.


Reston,  VA. - August 27, 2009 - Greater Atlantic  Financial Corp. (Pink Sheets:
GAFC.PK) ("GAFC" or "Greater Atlantic") today announced that its stockholders approved the proposed merger with MidAtlantic Bancorp, Inc. ("MidAtlantic") at Greater Atlantic's special meeting of stockholders held on August 26, 2009.

Under the terms of the merger agreement, each holder of Greater Atlantic common stock will receive $0.10 in cash for each share held. In connection with the transaction, Greater Atlantic also will initiate a tender offer for the outstanding trust preferred securities issued by its subsidiary, Greater Atlantic Capital Trust I ("GACT"), for aggregate consideration not to exceed $688,558. The directors of GAFC and certain other trust preferred holders have previously agreed to sell 311,587 shares of their trust preferred securities to Greater Atlantic for $0.01 per share. The amount that would have been paid to these directors and certain other holders of the trust preferred securities above the $0.01 per share will be allocated to the remaining trust preferred holders to provide them with a greater return.

Consummation of the merger is subject to receipt of necessary regulatory approvals and satisfaction of certain customary representations and warranties and conditions. The acquisition is also conditioned upon satisfaction of the following matters prior to the close of the transaction: (a) the tender of at least 816,627 shares (out of 960,738 shares outstanding) of the GACT trust preferred securities, inclusive of the 311,587 shares mentioned above, and (b) the elimination or modification to the satisfaction of MidAtlantic of the operating constraints that currently apply to Greater Atlantic Bank, Greater Atlantic's wholly-owned subsidiary, under orders issued by the Office of Thrift Supervision, the primary federal regulator of Greater Atlantic Bank.

The transaction is expected to be completed by the end of the third quarter of 2009, subject to regulatory approval and the successful completion of the tender offer referred to above.

Forward Looking Statements

This news release contains certain forward-looking statements about the proposed merger of MidAtlantic and Greater Atlantic. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "should," "could," or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating the operations of MidAtlantic and Greater Atlantic, increased competitive pressures, changes in the interest rate environment, changes in general economic

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conditions,  legislative  and  regulatory  changes  that  adversely  affect  the business in which MidAtlantic and Greater Atlantic are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Greater Atlantic files with the U.S. Securities and Exchange Commission.

Tender Offer Statement

This press release is neither an offer to purchase nor a solicitation of an offer to sell trust preferred securities of GACT. The tender offer has not yet commenced. At the time the offer is commenced, Greater Atlantic will file definitive tender offer materials with the SEC, including final versions of the Offer to Purchase, a related Letter of Transmittal and certain other offer documents. We urge holders of GACT's trust preferred securities to read the final tender offer materials when they become available because they will contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents will be made available to all holders of GACT trust preferred securities at no expense to them. The tender offer materials will be available for free at the SEC's website at http://www.sec.gov. In addition, holders of GACT trust preferred securities will be able to obtain a free copy of these documents from the information agent for the tender offer, who will be identified in the tender offer documents.


For further information contact:

Carroll E. Amos
President and Chief Executive Officer
Greater Atlantic Financial Corp.
10700 Parkridge Boulevard, Suite P-50
Reston, Virginia 20191